Exhibit 99.1

Katie Brazel	FOR IMMEDIATE RELEASE
Fleishman Hillard
404.739.0150
Katie.Brazel@fleishman.com
ALIMERA SCIENCES ANNOUNCES KEY EXECUTIVE PROMOTIONS
ATLANTA (August 16, 2010) — Alimera Sciences, Inc., (NASDAQ: ALIM), (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced the promotions of Richard S. Eiswirth, Jr. to chief operating officer, and David R. Holland to senior vice president of sales and marketing. Mr. Eiswirth, who retains the position of chief financial officer in addition to his new role, will continue to oversee Alimera’s finances and growth strategy implementation. Mr. Holland, a co-founder of Alimera who has served as vice president of marketing since 2003, will manage corporate communications and product sales and marketing, including managed markets, professional and consumer outreach, advertising and public relations.
At the end of the year, Alimera expects to receive an action letter from the FDA in response to its New Drug Application for its intravitreal insert, Iluvien®, for the treatment of diabetic macular edema. In their expanded roles, Messrs. Eiswirth and Holland will guide the U.S. commercialization of Iluvien.
“Alimera Sciences is on the brink of providing a much needed long-term treatment for diabetic macular edema, and it is essential to appropriately align our resources and delineate responsibilities for this endeavor,” said Dan Myers, Alimera’s president and CEO. “I am pleased to announce the promotions of Rick and Dave, whose hard work and dedication have been integral to the growth and success of our company. I am confident they will make significant contributions as we plan for and execute the Iluvien launch.”
Prior to joining Alimera in 2006, Mr. Eiswirth, a Wake Forest University graduate, founded two consulting practices, Brand Ignition Group and Black River Holdings, Inc., and served as the CFO and senior executive vice president of Netzee, Inc. Mr. Eiswirth currently serves as the chairman of the board and of the audit committee for Jones Soda, Inc., a Seattle-based beverage company. Mr. Holland, who graduated from Princeton University, spent 18 years marketing ethically promoted, over-the-counter and prescription pharmaceuticals for companies including Novartis, CIBA Vision and Procter and Gamble before co-founding Alimera.
About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently, the Company is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate, Iluvien®, is an intravitreal insert containing fluocinolone acetonide, a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. Iluvien is in development for the treatment of diabetic macular edema, a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.

Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “likely,” “will,” “would,” “could,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.
All forward-looking statements contained in this press release are expressly qualified by the above paragraph in their entirety. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
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